    Exhibit 99.1

Applied DNA Sciences and Disc Graphics Sign Agreement to Protect Packaging in North America

STONY BROOK, N.Y., July 14, 2011/Marketwire/ - Applied DNA Sciences, Inc. (OTCBB: APDN), a provider of DNA-based security solutions, and Disc Graphics announce the signing of an exclusive distribution agreement.  Disc Graphics (DISC) , a leading source of specialty packaging solutions for more than 40 years, has been granted rights to distribute a unique DNA marker exclusively for the folding carton offset print sector and non-exclusively for pressure sensitive labels in North America. APDN received an initial payment from Disc Graphics and would receive minimum payments annually to maintain exclusivity.

Unique Taggants
Disc Graphics is using unique DNA taggants, developed specifically for them by APDN, in its labels and packaging business. Disc Graphics is well known in the industry for creating custom solutions to address their customers’ needs and the use of DNA taggants offers a forensic package which will differentiate their product from competitors.

Disc Graphics has a dedicated sales force, which will be trained by APDN, with extensive selling experience to promote this technology. This represents APDN’s first entry into the packaging market, with an initiative of potentially enormous scale.  APDN is prepared to fulfill all needs, even as it grows in many other market verticals simultaneously.

Counterfeit Packaging
The scourge of counterfeiting in packaging has greatly intensified in recent years.  Counterfeiting has spiked, causing detrimental health concerns for consumers, safety concerns for law enforcement agencies, and financial concerns for businesses worldwide.  As a result, the global anti counterfeit packaging market will reach about $82.2 billion by the year 2015, according to California-based Global Industry Analysts Inc.,

DNA taggants are the most advanced and secure technology available to the printing and packaging industries to combat counterfeit products. APDN’s SigNature® DNA taggants offer a high level of security and flexibility in a cost-effective and easy-to-use format to suit the requirements and budget of any company.

“This agreement leverages DISC’s broad customer base of high value brands and offers us a leading edge, forensic anti-counterfeit solution to combat the growing problem of counterfeit and grey market goods entering the supply and distribution chain,” commented Margaret Krumholz, President of DISC. “Packaging is on the front line of fighting counterfeiters and we are excited to make DNA an integral part of our overarching package security program. Our core customers including major film studios, pharmaceutical manufacturers, fragrance and luxury brand companies all experience market erosion from counterfeit products and are searching for weapons to battle this multi-billion dollar problem”.

Aside from the loss of revenue, one of the major issues with counterfeits is that while they might look identical, if the counterfeiter has used an inferior grade of material and the product fails, the perception of poor quality falls back on the original manufacturer. Steps are being taken at all stages of the manufacturing and distribution process to address the counterfeiting scourge.

“APDN can provide the means necessary to authenticate packaging and labels on all products including pharmaceuticals where a counterfeit product can cause illness or even death. Working with DISC will provide APDN with an introduction to brands and companies, expanding the exposure and market reach of the company. We are excited to share our technology with this market leader and believe that this will open up additional markets and customers for both companies,” commented Dr. James Hayward, APDN President and CEO.

About DISC
DISC is a leading producer of packaging and print for the entertainment media, beauty, healthcare, private label and consumer products industries. Headquartered in Hauppauge, New York, DISC is a privately held company whose manufacturing facilities in California, New Jersey and New York adhere to strict ISO 9001:2008 and FDA cGMP standards. FSC Chain-of-Custody certified since 2007 and an EPA Green Power Partner, the company promotes sustainable packaging practices through its DISCover Green program. DISC offers a range of advanced capabilities for prepress and design services, digital, flexo and offset printing, and finishing and converting for paperboard, plastic and mini-flute corrugate packaging.

About APDN

APDN sells patented DNA security solutions to protect products, brands and intellectual property from counterfeiting and diversion. SigNature DNA is a botanical mark used to authenticate products in a unique manner that essentially cannot be copied, and provide a forensic chain of evidence that can be used to prosecute perpetrators. To learn more, go to www.adnas.com where APDN routinely posts all press releases.

The statements made by APDN may be forward-looking in nature and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe APDN’s future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of APDN. Actual results could differ materially from those projected due to our short operating history, limited financial resources, limited market acceptance, market competition and various other factors detailed from time to time in APDN’s SEC reports and filings, including our Annual Report on Form 10-K, filed on December 15, 2010 and our subsequent quarterly reports on Form 10-Q.  APDN undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events.

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